Exhibit 99.1

Genius Products Inc. and DK Publishing Sign Five-Year Worldwide Book Publishing Deal

    SAN DIEGO--(BUSINESS WIRE)--June 30, 2003--Genius Products Inc. (OTCBB:GNPI) announced today that it had signed a five-year licensing agreement with DK Publishing, the illustrated book publisher, to produce a series of infant and toddler books co-branded under the DK and Baby Genius brands.
    The first four books, "Baby Animals," "Colors," "Counting" and "Shapes," are expected to be in stores October 2003. The books are designed for children age 3-18 months, and the next four books in the series, for children age 18-36 months, will be released in Spring 2004.
    Chuck Lang, the senior vice president and publisher for DK in the United States, said, "We are very excited by the potential to work with Genius Products. The Baby Genius CDs and videos are well-known by parents for helping them introduce their kids to classical music and early learning tools. We see great potential to develop a line of books which combine DK's distinctive look and style with Baby Genius's stimulating approach to learning."
    "Genius Products is thrilled to be working with such a distinctive and recognized global publisher like DK to develop books with Baby Genius," said Klaus Moeller, CEO of Genius Products. "These visually dazzling board books combine the strengths of both companies to create books which will capture children's attention and help parents teach them important basic concepts. This series of books truly helps us fulfill our corporate mission to provide kids with developmentally sound entertainment."
    Genius Products Inc. is a public company based in San Diego, which has established itself as a recognized producer/publisher of classical, instrumental and vocal CDs and videos for children under its Baby Genius and Kid Genius brands, and as a licensee for a variety of children's licenses such as "Guess How Much I Love You."
    DK Publishing, a Pearson company, is the visionary book publisher renowned for pioneering a distinctive, highly visual style in its books for adults and children. DK has established a worldwide reputation for its innovative nonfiction books in which words and pictures are closely integrated to present information with unrivaled clarity.

    This press release contains certain forward-looking statements that involve a number of uncertainties. Such statements are made pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995, established by securities legislation, and are based on the assumptions and expectations of the company at the time such statements are made. Actual results could vary for many reasons, including but not limited to, the timely development and acceptance of new products and general market conditions. Other such risks and uncertainties include the company's ability to grow its business, the continuation of the company's distribution network, growth and other matters, which are described in the company filings with the SEC.

    CONTACT: Genius Products Inc., San Diego
             Klaus Moeller, 858/793-8840
             kmoeller@babygenius.com
                 or
             DK Publishing, New York
             Cathy Melnicki, 212/213-4800, ext. 5063
             cathy.melnicki@dk.com